Exhibit 99.1

Date:	April 30, 2019	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS FIRST QUARTER 2019 RESULTS;

FIRST QUARTER NET SALES OF $1,087 MILLION,
EARNINGS PER DILUTED SHARE OF $1.32 AND
ADJUSTED EARNINGS PER DILUTED SHARE OF $1.57(1)

•	Q1 net sales up 10% (organic +5%, acquisitions +5%)

•	Q1 diluted EPS of $1.32; adjusted diluted EPS(1) of $1.57

◦	Adjusted excludes intangible amortization ($0.25)

◦	Includes restructuring and related costs ($0.05)

•	Reaffirm FY19 diluted EPS range of $6.80-$7.20; adjusted diluted EPS of $7.80-$8.20(1)

◦	Includes restructuring & related costs (~$0.40), primarily footprint consolidation

◦	Adjusted excludes intangible amortization (~$1.00)

•	Reaffirm FY19 expected free cash flow conversion of ~110% of reported net income(3)
SHELTON, CT. (April 30, 2019) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the first quarter ended March 31, 2019.
Net sales in the first quarter of 2019 were $1,087 million, an increase of 10% compared to the $991 million reported in the first quarter of 2018. Operating income in the quarter was $121 million as compared to $100 million in the same period of 2018. Excluding amortization of acquisition-related intangible assets and Aclara transaction costs in 2018, adjusted operating income was $139 million in the first quarter of 2019 as compared to $131 million in the same period of the prior year (1). Net income attributable to Hubbell in the first quarter of 2019 was $72 million compared to $58 million reported in the comparable period of 2018. Earnings per diluted share for the first quarter of 2019 were $1.32 compared to $1.05 reported in the first quarter of 2018.

Excluding amortization of acquisition-related intangible assets and Aclara transaction costs in 2018, adjusted earnings per diluted share were $1.57 in the first quarter of 2019 as compared to $1.51 in the same period of the prior year (1).
Net cash provided from operating activities was $78 million in the first quarter of 2019 versus flat in the comparable period of 2018. Free cash flow (defined as cash flow from operating activities less capital expenditures) was an inflow of $55 million in the first quarter of 2019 versus an outflow of $22 million reported in the comparable period of 2018 (3).

OPERATIONS REVIEW
"Hubbell achieved another strong quarter of organic growth," said David G. Nord, Chairman, President and Chief Executive Officer. "We remain disciplined on driving price to offset inflationary headwinds, while end markets overall continued to grow at a modest pace as expected. Most major end markets expanded in the quarter, and we saw particular strength in industrial, gas distribution, and electrical T&D. Oil markets were soft in the quarter, while Aclara revenue contribution was ahead of expectations driven by strong customer demand."
"In both Electrical and Power segments, though we continue to face inflationary pressures, we achieved price realization in excess of material cost inflation and tariffs in the quarter." Mr. Nord continued, "Power segment margins continued to be impacted by the wraparound of Aclara, along with unfavorable mix which we expect to normalize over the balance of the year. We are on track with regard to our previously announced footprint consolidation initiative, and plan to accelerate our investment in restructuring and related activities in the second quarter."

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on first quarter results in 2019 and 2018.
Electrical segment net sales in the first quarter of 2019 increased 2% to $630 million compared to $618 million reported in the first quarter of 2018. Organic sales grew 3% in the quarter while foreign currency subtracted 1%. Operating income was $69 million, or 10.9% of net sales, compared to $61 million, or 9.9% of net sales, in the same period of 2018. Excluding amortization of acquisition-related intangible assets, adjusted operating income was $74 million, or 11.8% of net sales, in the first quarter of 2019 as compared to $67 million, or 10.9% of net sales in the same period of the prior year (1). The increases in operating income and operating margin were primarily due to price realization, partially offset by increases in material costs and tariffs.
Power segment net sales in the first quarter of 2019 increased 23% to $457 million compared to $373 million reported in the first quarter of 2018. Organic sales grew 9% compared to the first quarter of 2018, while acquisitions contributed 14%. Operating income was $52 million, or 11.4% of net sales, compared to $38 million, or 10.3% of net sales, in the same period of 2018. Excluding amortization of acquisition-related intangible assets and Aclara transaction costs in 2018, adjusted operating income was $65 million, or 14.2% of net sales, in the first quarter of 2019 as compared to $64 million, or 17.0% of net sales in the same period of the prior year (1). Changes in operating income and operating margin were primarily due to the impact of Aclara, as well as higher volumes and price realization in excess of increases in material costs.

SUMMARY & OUTLOOK

For the full year 2019, Hubbell continues to anticipate end markets will grow approximately 2% to 3% in the aggregate and approximately 1% growth from acquisitions. This end market outlook includes growth of 1 - 3% in non-residential markets, 0 - 2% in residential markets, 2 - 4% in oil and gas markets, 2 - 4% in electrical T&D markets, and 2 - 4% in industrial markets.
Hubbell reaffirms 2019 reported diluted earnings per share expectations in the range of $6.80 to $7.20 and adjusted diluted earnings per share (“Adjusted EPS”) expectations in the range of $7.80 to $8.20(1). Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.00 for the full year(1). The Company believes Adjusted EPS is an insightful measure of underlying financial performance in light of our acquisition strategy.
These ranges continue to be based on a tax rate of 23% to 24% and include approximately $0.40 of anticipated restructuring and related investment, primarily driven by footprint consolidation efforts. The Company continues to expect free cash flow to be ~110% of reported net income in 2019(3).
Mr. Nord further commented, "Hubbell's first quarter results demonstrate a strong start to 2019 and set us up well to achieve our full year commitments. We feel confident in our ability to drive differentiated performance this year through improved price/cost management, as well as execution on footprint, productivity and cost takeout initiatives."

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its first quarter 2019 financial results today, April 30, 2019 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 4897999. The replay will remain available until May 30, 2019 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, expectations with respect to the impact of the integration of Aclara, projected modified earnings per share expectations, outperforming end markets, capital deployment, restructuring actions, anticipations regarding restructuring and related costs, market conditions, foreign exchange rates, shareholder and customer value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic conditions are forward-looking, including those regarding expectations regarding the Company’s plans to accelerate restructuring and related activities, the future growth of the Company’s end markets, and the ability of the Company to achieve our full year commitments through improved management and footprint, productivity and cost takeout initiatives. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; the effects of tariffs and other trade actions taken by the U.S. and other countries; changes in product sales prices; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; changes in product sales prices and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies including, but not limited to, risks associated with the integration of Aclara; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2018.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2018 revenues of $4.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Net sales	$1,087.3	$991.2
Cost of goods sold	780.0	708.3
Gross profit	307.3	282.9
Selling & administrative expenses	186.4	183.3
Operating income	120.9	99.6
Operating income as a % of Net sales	11.1%	10.0%
Interest expense, net	(17.5)	(17.3)
Other income (expense), net	(5.4)	(6.5)
Total other expense, net	(22.9)	(23.8)
Income before income taxes	98.0	75.8
Provision for income taxes	24.2	16.0
Net income	73.8	59.8
Less: Net income attributable to noncontrolling interest	1.5	1.5
Net income attributable to Hubbell	$72.3	$58.3
Earnings Per Share:
Basic	$1.32	$1.06
Diluted	$1.32	$1.05
Cash dividends per common share	$0.84	$0.77

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$205.3	$189.0
Short-term investments	9.5	9.2
Accounts receivable, net	716.2	725.4
Inventories, net	663.0	651.0
Other current assets	56.6	69.1
TOTAL CURRENT ASSETS	1,650.6	1,643.7
Property, plant and equipment, net	504.5	502.1
Investments	57.5	56.3
Goodwill	1,786.8	1,784.4
Intangible assets, net	802.1	819.5
Other long-term assets	174.6	66.1
TOTAL ASSETS	$4,976.1	$4,872.1
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$77.3	$56.1
Accounts payable	403.7	393.7
Accrued salaries, wages and employee benefits	68.6	101.6
Accrued insurance	70.0	61.3
Other accrued liabilities	228.3	226.6
TOTAL CURRENT LIABILITIES	847.9	839.3
Long-term debt	1,731.5	1,737.1
Other non-current liabilities	569.8	496.8
TOTAL LIABILITIES	3,149.2	3,073.2
Hubbell Shareholders’ Equity	1,808.1	1,780.6
Noncontrolling interest	18.8	18.3
TOTAL EQUITY	1,826.9	1,798.9
TOTAL LIABILITIES AND EQUITY	$4,976.1	$4,872.1

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net income attributable to Hubbell	$72.3	$58.3
Depreciation and amortization	36.6	39.3
Stock-based compensation expense	4.1	5.1
Deferred income taxes	3.0	(1.4)
Accounts receivable, net	10.1	(46.9)
Inventories, net	(10.7)	(19.1)
Accounts payable	12.6	(0.7)
Current liabilities	(61.1)	(35.7)
Contributions to defined benefit pension plans	(0.1)	(0.5)
Other, net	11.3	1.2
Net cash (used) provided by operating activities	78.1	(0.4)
Cash Flows From Investing Activities
Capital expenditures	(23.3)	(22.0)
Acquisition of businesses, net of cash acquired	—	(1,119.4)
Net change in investments	1.7	0.7
Other, net	1.5	0.9
Net cash used in investing activities	(20.1)	(1,139.8)
Cash Flows From Financing Activities
Long-term debt issuance, net	(6.3)	947.5
Short-term debt borrowings, net	21.2	84.5
Payment of dividends	(45.8)	(42.2)
Repurchase of common shares	(10.0)	—
Other, net	(2.8)	(14.8)
Net cash (used) provided by financing activities	(43.7)	975.0
Effect of foreign exchange rate changes on cash and cash equivalents	2.0	6.5
Decrease in cash and cash equivalents	16.3	(158.7)
Cash and cash equivalents
Beginning of period	189.0	375.0
End of period	$205.3	$216.3

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018	2019	2018	2019	2018
	Costs of goods sold		S&A expense		Total
Restructuring costs (benefit)	$0.7	$0.8	$2.3	$(0.1)	$3.0	$0.7
Restructuring related costs (benefit)	—	0.1	0.3	1.7	0.3	1.8
Restructuring and related costs (non-GAAP measure) (4)	$0.7	$0.9	$2.6	$1.6	$3.3	$2.5

	Three Months Ended March 31,
	2019	2018
Restructuring and related costs included in Cost of goods sold
Electrical	$0.2	$0.8
Power	0.5	0.1
Total	$0.7	$0.9
Restructuring and related costs (benefit) included in Selling & administrative expenses
Electrical	$1.2	$1.1
Power	1.4	0.5
Total	$2.6	$1.6

Impact on income before income taxes	$3.3	$2.5
Impact on Net income available to Hubbell common shareholders	2.5	2.0
Impact on Diluted earnings per share	$0.05	$0.04

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018	Change
Net income attributable to Hubbell (GAAP measure)	$72.3	$58.3	24%
Amortization of acquisition-related intangible assets, net of tax	13.6	16.8
Aclara transaction costs, net of tax	—	8.7
Adjusted Net Income (1)	$85.9	$83.8	3%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$72.3	$58.3
Less: Earnings allocated to participating securities	(0.3)	(0.2)
Net income available to common shareholders (GAAP measure) [a]	$72.0	$58.1	24%

Adjusted Net Income (1)	$85.9	$83.8
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Adjusted net income available to common shareholders (1) [b]	$85.6	$83.5	3%

Denominator:
Average number of common shares outstanding [c]	54.4	54.7
Potential dilutive shares	0.2	0.4
Average number of diluted shares outstanding [d]	54.6	55.1

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.32	$1.06
Diluted [a] / [d]	$1.32	$1.05	26%

Adjusted earnings per diluted share (1) [b] / [d]	$1.57	$1.51	4%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended March 31,
	2019	2018	Change
Net Sales [a]	$1,087.3	$991.2	10%

Operating Income
GAAP measure [b]	$120.9	$99.6	21%
Amortization of acquisition-related intangible assets	18.2	22.4
Aclara transaction costs	—	8.7
Adjusted operating income (1) [c]	$139.1	$130.7	6%

Operating margin
GAAP measure [b] / [a]	11.1%	10.0%	+110 bps
Adjusted operating margin (1) [c] / [a]	12.8%	13.2%	-40 bps

Electrical segment	Three Months Ended March 31,
	2019	2018	Change
Net Sales [a]	$630.2	$618.1	2%

Operating Income
GAAP measure [b]	$68.6	$61.2	12%
Amortization of acquisition-related intangible assets	5.7	6.0
Aclara transaction costs	—	—
Adjusted operating income (1) [c]	$74.3	$67.2	11%

Operating margin
GAAP measure [b] / [a]	10.9%	9.9%	+100 bps
Adjusted operating margin (1) [c] / [a]	11.8%	10.9%	+90 bps

Power segment	Three Months Ended March 31,
	2019	2018	Change
Net Sales [a]	$457.1	$373.1	23%

Operating Income
GAAP measure [b]	$52.3	$38.4	36%
Amortization of acquisition-related intangible assets	12.5	16.4
Aclara transaction costs	—	8.7
Adjusted operating income (1) [c]	$64.8	$63.5	2%

Operating margin
GAAP measure [b] / [a]	11.4%	10.3%	+110 bps
Adjusted operating margin (1) [c] / [a]	14.2%	17.0%	-280 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2019	2018	Change
Net income	$73.8	$59.8	23%
Provision for income taxes	24.2	16.0
Interest expense, net	17.5	17.3
Other expense, net	5.4	6.5
Depreciation and amortization	36.6	39.3
Aclara transaction costs in operating income	—	8.7
Subtotal	83.7	87.8
Adjusted EBITDA (1)	$157.5	$147.6	7%

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2019	December 31, 2018
Total Debt	$1,808.8	$1,793.2
Total Hubbell Shareholders’ Equity	1,808.1	1,780.6
Total Capital	$3,616.9	$3,573.8
Total Debt to Total Capital	50%	50%
Less: Cash and Investments	$272.3	$254.5
Net Debt (2)	$1,536.5	$1,538.7
Net Debt to Total Capital (2)	42%	43%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2019	2018
Net cash (used) provided by operating activities	$78.1	$(0.4)
Less: Capital expenditures	(23.3)	(22.0)
Free cash flow (3)	$54.8	$(22.4)

HUBBELL INCORPORATED
Footnotes

(1) References to "adjusted" operating measures exclude the impact of certain costs. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and adjusted EBITDA, which exclude, where applicable:

◦
Effective as of the first quarter of 2019, amortization of acquisition-related intangible assets associated with all of our business acquisitions, including inventory step-up amortization associated with those acquisitions,

◦	Adjusted operating measures in 2018 also excluded, Aclara transaction costs, which includes professional services and other fees that were incurred in connection with the acquisition of Aclara,

◦	Adjusted EBITDA also excludes the Other expense, net, and Interest expense, net, captions.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

(4) In connection with our restructuring and related actions we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.